Exhibit 10.19

NV5 Holdings, Inc. 200 South Park Road, Suite 350 Hollywood, Florida 33021 Tel 954.495.2112 / Fax 954.495.2102

October 24, 2025

Mr. Richard Tong
5050 SW 65th Avenue
South Miami, FL 33155

RE:    Separation Agreement and General Release

Dear Richard:

The purpose of this separation agreement (the “Separation Agreement”) is to memorialize the terms and conditions of the termination of your employment with NV5 Holdings, LLC f/k/a NV5 Holdings, Inc. (the “Company”) and role with TIC Solutions, Inc., the parent of the Company (“Parent”), for convenience, as well as that certain Employment Agreement, dated October 1, 2010, as amended, by and among you and the Company (the “Employment Agreement”) Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement. You, the Company, Parent and/or Company Group are referred to hereinafter individually as a “Party” or collectively as the “Parties”.

To ensure that your separation from the Company occurs on mutually acceptable terms, this Separation Agreement, along with the General Release of Claims on Exhibit A attached hereto and made a part hereof (the “General Release”), will summarize the terms and conditions surrounding the termination of your employment including, without limitation, the compensation and benefits that will be provided to you.

Resignation as Officer and Director of the Company; Separation Date

You and the Company hereby acknowledge and agree that the effective date of the termination of your employment with the Company as General Counsel and Corporate Secretary of Parent shall be effective as of 5:00 pm ET on December 31, 2025, unless earlier terminated in writing by you or the Company (the “Separation Date”). You hereby acknowledge and agree that, effective as of the Separation Date, you will be deemed to have resigned from all positions then held as an officer as well as a member of any board of directors, and any committee thereto, of the Company, Parent, and each of their subsidiaries and affiliates (collectively, the “Company Group”).

As of the Separation Date, you hereby acknowledge and agree that this Separation Agreement shall supersede and replace the Employment Agreement; provided, however, those provisions set forth in the “Integration of Employment Agreement; Survival of Certain Provisions” section below that shall survive and remain in full force and effect.

It should be noted that any rights and obligations you may have under that certain Indemnification Agreement, dated March 18, 2011, by and between Parent and you (the “Indemnification Agreement”) shall continue to remain in full force an effect, subject to the terms and conditions set forth therein.

Retention Bonus

For the period from the date of this Separation Agreement through the earlier of (a) the Separation Date or (b) the date on which the Company terminates your employment (the “Transition Period”), you agree to continue to serve the Company in such capacities and perform such transition and other duties as may be specified or reasonably requested by the Company, and you will provide such duties in good faith and abide by all Company policies and procedures. In particular, during the Transition Period, you agree you will (i) use your [reasonable] efforts to advance the interests of the Company and facilitate in the successful transition of your authority, duties and responsibilities in whatever reasonable capacity as may be requested by the Company consistent with your current position as General Counsel and Corporate Secretary; (ii) continue to advise the Company on matters for which you are responsible; (iii) communicate a message consistent with the Company’s direction to key employees, customers, and business relations; and (iv) any other duties as reasonably requested by the Company. However, you will not be required to be present daily in the office. During this time you will report to Talman B. Pizzey, CEO of Parent.

To the extent that the Company determines to terminate your employment earlier than the Separation Date as provided in (b) above, the Company agrees to provide you with 30 days advanced notice.
Subject to your continued employment through the last day of the Transition Period and your execution of the General Release attached hereto as Exhibit A, on the first regular payroll date immediately following the end of the Revocation Period (or such later date as may be required under Section 409A of the Code), the Company will pay you a retention bonus of $300,000, less applicable income and employment tax, (the “Retention Bonus”) in one lump sum on the first payroll period immediately following January 1, 2026 in accordance with the Company’s normal payroll processing, which is January 9, 2026.

You hereby acknowledge and agree that you shall forfeit any and all rights to the Retention Bonus in the event you resign your employment for any reason or the event of your death during the Transition Period.

Accrued Obligations

Whether or not you choose to sign this Separation Agreement and the General Release, the Company will pay to you any (a) accrued but unpaid Base Salary you have earned through the Separation Date, (b) reimbursement for reasonable business expenses incurred prior to the Separation Date, subject to Section
4.3 and 4.5 of the Employment Agreement, and (c) any vested accrued but unpaid benefits (including vacation time) provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans, in each case, less applicable withholding and employment taxes, all of which shall be paid to in the normal payroll cycle from the Separation Date or such other date as required under the applicable employee benefit plan.

For purposes of this Separation Agreement and the General Release, the amounts described above in this section shall be referred to as the “Accrued Obligations”.

Written Notice of Enforcement of Non-Solicitation

Pursuant to Section 6.3 of the Employment Agreement, in connection with the termination of your employment with the Company, this Separation Agreement shall serve as written notice that the non-solicitation provision in Section 6.3 of the Employment Agreement shall apply to you for a period of one year following the Separation Date, as defined in your Employment Agreement.

Separation Benefits

In the event that you execute and deliver to the Company both the Separation Agreement (which is executed hereby) and the General Release (which is to be signed after your Separation Date), and you do not revoke the General Release within the time period permitted by law (such period, the “Revocation Period” as defined below), then in exchange for the Company’s enforcement of the non-solicitation provisions set forth in Section 6.3 of your Employment Agreement, the following shall apply (subject to any timing restrictions as may be applicable under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)):

•On the first regular payroll date immediately following January 1, 2026 (or such later date as may be required under Section 409A of the Code), which is no event later than January 9, 2026, the Company shall pay you a lump sum amount equal to $430,000, less applicable income and employment tax in accordance with the Company’s normal payroll processing; and

•If you (or you and your eligible dependents) timely and properly elect health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the monthly COBRA premium for you until the earliest of: (i) the date which is one (1) year after such termination; and (ii) the date you are no longer eligible to receive COBRA continuation coverage.

For purposes of this Separation Agreement and the General Release, the benefits described above in this section shall be referred to as the “Separation Benefits”.

It should be noted that in the event of your death prior to the payment of all of the Separation Benefits hereunder, the Company will continue to pay the remainder of such Separation Benefits to your surviving spouse or your estate, as applicable.

You acknowledge and agree that as of the Separation Date, this Separation Agreement (inclusive of the General Release to be executed after the Separation Date) shall supersede and replace all benefits, rights and obligations in connection with your employment with the Company and role with the Parent. Accordingly, you further acknowledge and agree that this Separation Agreement and the General Release sets forth all compensation and benefits to which you are entitled and shall be paid to you in full satisfaction thereof, in connection with your employment and affiliation with the Company Group.

Integration of Employment Agreement; Survival of Certain Provisions

As of the Separation Date, the Parties acknowledge and agree that this Separation Agreement shall supersede and replace, in its entirety, the Employment Agreement other than the following provisions thereunder: Section 6 (Confidentiality; Unfair Competition), Section 7 (Dispute Resolution), Section 8.2 (Governing Law), Section 8.3 (Severability), Section 8.5 (Mergers and Consolidation; Assignability), Section 8.7 (No Waiver), Section 8.11 (Additional Obligations), and Section 8.15 (Section 409A Compliance), which shall remain in full force and effect. Accordingly, you further acknowledge and agree that (i) this Separation Agreement sets forth all compensation and benefits to which you are entitled under your Employment Agreement; and (ii) in the event that you breach any of the provisions in Section 6 of the Employment Agreement (other than Section 6.2), including without limitation your non-solicitation, non-disclosure, and/or non-disparagement obligations, which survive the termination of such Employment Agreement, the Separation Benefits shall cease immediately and you will no longer be entitled to such benefits. The Company expressly acknowledges the Non-Competition Period provision in Section 6.2 of the Employment Agreement is not enforced. For the avoidance of doubt, the Parties acknowledge that the non-solicitation, confidentiality, non-disparagement, inventions assignment, and all obligations, which survive the termination of such Employment Agreement, shall continue as set forth in the Employment Agreement.
Release Of Claims Against the Company Group

In exchange for and as a condition to receiving the Separation Benefits and the Retention Bonus, you shall knowingly and willingly release the Company Group from any kind of claim you have arising out of or related to your employment and/or the termination of your employment and other affiliation with the Company Group by executing the General Release attached hereto as Exhibit A.

You will be required to execute the General Release, and therefore agree to be bound by the terms and conditions thereof, no earlier than the Separation Date but no later than twenty-two days after such Separation Date.

Severability; Entire Agreement; No Oral Modifications; No Waivers

If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, all other provisions of this Agreement shall not be affected and are still enforceable. This Separation Agreement and the General Release are intended to be a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign each of them except as to any obligations you may owe to the Company Group as described in the “Integration of Employment Agreement; Survival of Certain Provisions” section above that remain in effect. This Separation Agreement and the General Release may be amended or modified only by an agreement in writing signed by you and countersigned by an executive officer of both the Company and Parent. The failure by the Company, Parent or you (i) to declare a breach, or (ii) to otherwise assert rights under this Agreement shall not be construed as a waiver of any of rights under this Separation Agreement and the General Release. This Separation Agreement and the General Release may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

Governing Law; Venue

This Separation Agreement shall in all respects be subject to, governed by and construed in accordance with the laws of the State of Florida, without reference to the principles of conflicts of laws thereof. Any dispute concerning this Separation Agreement shall be resolved pursuant to the dispute resolution provisions of the Employment Agreement.

Acknowledgements and Certifications

You acknowledge and certify that:

•you have read and you understand all of the terms of this Separation Agreement and the General Release on Exhibit A, and are not relying on any representation or statement, written or oral, not set forth in this Separation Agreement and the General Release;
•you are signing this Separation Agreement, and shall sign the General Release, knowingly and voluntarily;
•you have been advised to consult with an attorney before signing this Separation Agreement and the General Release;
•you have the right to consider the terms of this Separation Agreement and the General Release for 21 days; however, you do not have to take all 21 days to consider it, and if you take fewer than 21 days to review this Separation Agreement and the General Release, you expressly waive any and all rights to consider this Separation Agreement and the General Release for the balance of the 21-day review period; and
•the General Release includes a release of any claim you might have under the ADEA (the “ADEA Claims”).
•For seven (7) days after signing the General Release, you have the right to revoke your release of ADEA Claims (the “Revocation Period”). To revoke your release of ADEA Claims, the revocation or rescission must be in writing and must be delivered by hand or sent by certified mail, return receipt requested, postmarked within the seven (7) day period, and properly addressed to the Company at NV5 Global, Inc., Legal Department - Urgent, 200 South Park Road, Suite 350, Hollywood, FL 33021-8758. Revoking your release of ADEA Claims shall result in the invalidation of this Separation Agreement, in its entirety, as of such revocation date; and
•you and the Company and Parent each agree that any changes that have been made to this Separation Agreement and the General Release from the versions originally presented to you do not extend the 21-day period you have been given to consider this Separation Agreement and the General Release, whether those changes are deemed material or non-material.

[Signature Page Follows]

IF YOU SIGN THIS DOCUMENT AND EXHIBIT A ATTACHED HERETO, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.

Dated: October 24, 2025	/s/ Richard Tong
RICHARD TONG

Dated: October 24, 2025	NV5 HOLDINGS, LLC

By: /s/ MaryJo O’Brien
Name: MaryJo O'Brien
Title: Executive Vice President and Secretary

Dated: October 24, 2025	NV5 GLOBAL, INC.

By: /s/ MaryJo O’Brien
Name: MaryJo O'Brien
Title: Executive Vice President and Secretary

Dated: October 24, 2025	TIC SOLUTIONS, INC.

By: /s/ Tal Pizzey
Name: Tal Pizzey
Title: CEO

EXHIBIT A
GENERAL RELEASE OF CLAIMS

1.    Richard Tong (“Executive”), for Executive and Executive’s family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the Separation Benefits and Retention Bonus set forth in the Separation Agreement dated [ ], 2025 (the “Agreement”), does hereby release and forever discharge the Company, its former and current parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and each of their former and current agents, employees, officers, directors, shareholders, members, partners, trustees, heirs, joint venturers, attorneys, representatives, owners and servants (collectively, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever (collectively, “Claims”), whether known or unknown, that Executive ever had, now has or may have based upon any matter, fact, cause or thing, occurring from the beginning of time up to and including the date Executive executes this General Release, including, without limitation, all Claims regarding Executive’s employment with the Company, any events that may have occurred during the course of Executive’s employment or the termination of Executive’s employment, or any other matters or Claims of any kind or nature. This includes, without limitation, a release of any and all Claims for unpaid wages, holiday pay, overtime, bonuses or other compensation, breach of contract, wrongful discharge, disability benefits, life, health and medical insurance, sick leave, or any other fringe benefit, employment discrimination, unlawful harassment, retaliation, emotional distress, violations of public policy, defamation, fraudulent misrepresentation or inducements and severance pay and any other federal, state or local laws, statutes, rules, ordinances or regulations, whether equal employment laws, statutes, rules or regulations or otherwise. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under Age Discrimination in Employment Act (“ADEA”) that Executive may have as of the date hereof. Executive further understands that, by signing this General Release, Executive is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this Section 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this Section 1 to the contrary, this General Release shall not apply to (i) any right Executive has to the Separation Benefits and Retention Bonus; (ii) any rights to receive any payments or benefits to which Executive is entitled under COBRA, (iii) any rights or claims that may arise as a result of events occurring after the date this General Release is executed, (iv) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries including under the Indemnification Agreement, (v) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its affiliates in accordance with the terms of such policy, and (vi) Executive’s rights to the Accrued Obligations (as defined in the Employment Agreement). Capitalized words used but not defined herein shall have the respective meanings given to them in the Agreement.

Executive understands and agrees that the claims released in this Section 1 include not only claims presently known to Executive, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Section 1. Executive understands that Executive may hereafter discover facts different from what Executive now believes to be true that, if known, could have materially affected this General Release, but Executive nevertheless waives and releases any claims or rights based on different or additional facts.

2.    Executive represents that Executive has not filed against the Released Parties any complaints, charges, or lawsuits arising out of Executive’s employment, or any other matter arising on or prior to the date of this General Release, and covenants and agrees that Executive will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to Section 1 hereof; except that nothing in this General Release, including the provisions of this Section and Section 1 above, shall prevent Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws. However, to the extent any such charge or complaint or any other Claim is made against any of the Released Parties (including by the EEOC or NLRB), Executive expressly waives any claim to any form of monetary or other damages, or any other form of individual recovery or relief in connection with any such charge, complaint or claim other than as prohibited by applicable law; provided, that nothing in this General Release
1

prohibits or prevents the Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

3.    Executive represents, warrants and agrees that (i) Executive’s employment with the Company has terminated, and (ii) other than the Separation Benefits, the Retention Bonus, and the Accrued Obligations, the Company owes Executive no wages, overtime pay, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this General Release and the Separation Agreement.

4.    Executive acknowledges and reaffirms Executive’s continuing obligations to the Company, including those under Section 6 (excluding Section 6.2) of the Employment Agreement.

5.    Executive hereby acknowledges and agrees that (i) Executive has up to 21 days to sign this General Release, (ii) changes to the terms of this General Release, whether material or immaterial, will not restart this 21-day period, and (iii) Executive may knowingly and voluntarily waive this 21-day period by signing this General Release earlier. Executive also understands that Executive shall have seven days following the date on which Executive signs this General Release within which to revoke it by providing a written notice of Executive’s revocation to the Company.

6.    Executive acknowledges Executive’s obligations to return all Company property pursuant to Section 6.5 of the Employment Agreement and hereby acknowledges, covenants and agrees that Executive has done so and has complied with and, if applicable, will continue to comply with, all of Executive’s obligations under that Section.

7.    Executive acknowledges and agrees that this General Release shall in all respects be subject to, governed by and construed in accordance with the laws of the State of Florida, without reference to the principles of conflicts of laws thereof. Any dispute concerning this General Release shall be resolved pursuant to the dispute resolution provisions of the Employment Agreement. Photographic and electronically created copies of this signed General Release may be used in lieu of the originals for any purpose.

8.    Executive acknowledges that Executive has read this General Release, that Executive has been advised that Executive should consult with an attorney before Executive executes this General Release, and that Executive understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

9.    This General Release shall become irrevocable on the eighth day following Executive’s execution of this General Release, unless previously revoked in accordance with Section 4 above.

Intending to be legally bound hereby, Executive has executed this General Release on      , 2025.

Richard Tong

ADMIN 700212382v1

2